Exhibit 99.1

QualTek Announces First Quarter 2022 Financial Results

- First quarter 2022 revenue up 24% to $148.2 million

- Reported 24-month backlog at the end of Q1 2022 is $2.2 Billion, which is the largest in the history of the company

- Extended ABL maturity through July 2025

BLUE BELL, Pa., May 17, 2022 -- QualTek Services Inc. ("QualTek" or the "Company") (NASDAQ: QTEK), a leading turnkey provider of infrastructure services to the North American 5G wireless, telecom, power grid modernization, and renewable energy sectors, announced today strong 2022 first quarter financial results of its subsidiary QualTek HoldCo, LLC.

For the First Quarter:

First quarter 2022 revenue was up 24.4% to $148.2 million, compared to $119.1 million for the first quarter of 2021. The increase in revenue was attributable to increased volumes around 5G rollout in our Telecom segment and a higher volume of events in our Renewables & Recovery segment. Net loss from continuing operations for the first quarter 2022 was $40.5 million compared to a net loss from continuing operations of $19.9 million in the first quarter of 2021. The increase in Net loss in 2022 is primarily due to transaction and public company readiness costs along with stock compensation and other one-time expenses associated with the public transaction. First quarter 2022 adjusted EBITDA was $4.0 million compared to $2.9 million, inclusive of discontinued Canadian operations, for the first quarter of 2021, a 38% increase. Backlog at the end of the first quarter 2022 was $2.2 billion, up from year-end 2021 of $2.1 billion. Guidance for the year remains unchanged.

Scott Hisey, QualTek’s Chief Executive Officer, said “during the first quarter, we continued to position QualTek for what we believe to be the largest telecommunications build in the history of our country. Our Q1 revenue was $148.2 million, an increase of 24.4% year-over-year. We are pleased to report that we extended our ABL for 2 additional years. This improved strength of our balance sheet will allow us liquidity to execute on our growth plan that we laid out when we started our transformation into a public company. The 5G build out, coupled with significant public, private and government-initiated fiber and power/grid build outs is historic, and we are confident that QualTek is poised to be a major partner to the largest service providers in these segments.”

Management will hold a conference call to discuss these results on Wednesday, May 18, 2022, at 9:00 a.m. Eastern Time. The call-in number for the conference call is 1 (888) 330 – 2454 or 1 (240) 789 - 2714 using passcode 2965812. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company's website at qualtekservices.com.

The following tables set forth the financial results for the periods ended April 2, 2022, and April 3, 2021:

QUALTEK SERVICES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited - in thousands, except share and per share information)

	For the Three Months Ended
	April 2, 2022	April 3, 2021
Revenue	$148,161	$119,113
Costs and expenses:
Cost of revenues	132,105	103,510
General and administrative	22,141	12,527
Transaction expenses	9,268	549
Depreciation and amortization	14,766	12,622
Total costs and expenses	178,280	129,208
Loss from operations	(30,119)	(10,095)
Other income (expense):
Gain on sale/ disposal of property and equipment	1,915	190
Interest expense	(12,343)	(9,955)
Total other expense	(10,428)	(9,765)
Loss from continuing operations	(40,547)	(19,860)
Loss from discontinued operations	-	(1,389)
Net loss	(40,547)	(21,249)
Less: Net loss attributable to noncontrolling interests	(35,547)	(21,249)
Net loss attributable to QualTek Services Inc.	(5,000)	-
Other comprehensive income (loss):
Foreign currency translation adjustments	-	172
Comprehensive loss	$(5,000)	$(21,077)
Earnings per share:

February 14, 2022 through April 2, 2022
Net loss per share - basic and diluted	$(0.20)
Weighted average Class A common shares outstanding - basic and diluted	22,171,350

QUALTEK SERVICES INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands)

	April 2, 2022	December 31, 2021
Assets
Current assets	$235,901	$226,523
Property and equipment, net	52,597	50,682
Intangible assets, net	353,602	364,174
Goodwill	28,787	28,723
Other long-term assets	1,697	1,657
Total assets	$672,584	$671,759
Liabilities and Deficit
Current liabilities	$149,814	$267,207
Capital lease obligations, net of current portion	19,793	19,851
Long-term debt, net of current portion and deferred financing fees	485,160	418,813
Contingent consideration, net of current portion	21,793	21,457
Distributions payable	-	11,409
Warrant liabilities	77	-
Tax Receivable Agreement liabilities	34,092	-
Total (deficit) equity	(38,145)	(66,978)
Total liabilities and deficit	$672,584	$671,759

QUALTEK SERVICES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	For the Three Months Ended
	April 2, 2022	April 3, 2021
Net cash used in operating activities	(39,623)	(7,342)
Net cash provided by (used in) investing activities	1,477	(20,646)
Net cash provided by financing activities	37,600	28,010
Effect of foreign currency exchange rate (translation) on cash	(10)	(8)
Net (decrease) increase in cash	(556)	14
Cash:
Beginning of period	2,151	169
End of period	$1,595	$183

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(Unaudited - in thousands)

	For The Three Months Ended
Revenue:	April 2, 2022	April 3, 2021
Telecom	$132,664	$106,480
Renewables and Recovery Logistics	15,497	12,633
Total consolidated revenue	$148,161	$119,113

	For The Three Months Ended
Adjusted EBITDA Reconciliation:	April 2, 2022	April 3, 2021
Telecom adjusted EBITDA	$4,812	$4,814
Renewables and Recovery Logistics adjusted EBITDA	5,309	2,878
Corporate adjusted EBITDA	(6,094)	(3,929)
Total adjusted EBITDA	$4,027	$3,763
Less:
Management fees	126	497
Transaction expenses	9,268	549
Share based compensation	6,711	-
Depreciation and amortization	14,766	12,622
Interest expense	12,343	9,955
Integration, public company readiness and close out costs	1,360	-
Loss from continuing operations	$(40,547)	$(19,860)

About QualTek

Founded in 2012, QualTek is a leading technology-driven provider of infrastructure services to the 5G wireless, telecom, power grid modernization, and renewable energy sectors across North America. QualTek has a national footprint with more than 80 operation centers across the U.S. and a workforce of over 5,000 people. QualTek has established a nationwide operating network to enable quick responses to customer demands as well as proprietary technology infrastructure for advanced reporting and invoicing. The Company will report within two operating segments: Telecommunications and Renewables and Recovery. For more information, please visit qualtekservices.com.

Forward Looking Statements

This communication contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements about the financial condition, results of operations, earnings outlook and prospects of QualTek. Forward-looking statements are typically identified by words such as "plan," "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "continue," "could," "may," "might," "possible," "potential," "predict," "should," "would" and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of QualTek and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the SEC by QualTek.

Should one or more of the risks or uncertainties materialize or should any of the assumptions made by the management of QualTek prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All pro forma numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

All subsequent written and oral forward-looking statements concerning the matters addressed in this communication and attributable to QualTek or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this communication. Except to the extent required by applicable law or regulation, QualTek undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this communication to reflect the occurrence of unanticipated events.

Media Contact:

QualTek IR/Communications
Gianna Lucchesi
PR@qualtekservices.com
(484) 804 - 4585